Exhibit 10.6

June 22, 2010

Mr. Daniel L. Smith

593 Strawberry Hill Road

Concord, MA 01742

Re:	Separation Agreement

Dear Dan:

This Separation Agreement will confirm the understandings and agreements we have reached with respect to your separation from employment with Raytheon Company (“Raytheon” or the “Company”) and your resignation as president of Raytheon Integrated Defense Systems and as vice president of Raytheon Company (“Separation Agreement” or “Agreement”).

1. Separation Date: Your separation date from Raytheon will be July 30, 2010. You will be paid through that date as an employee of Raytheon Company. Prior to that date you will resign from any officer or director positions you may hold with Raytheon Company or any of its subsidiaries or affiliated entities, and from your position as a member, principal or director of the Australian Air Warfare Destroyer Principals’ Council. See letter attached hereto. Your separation from Raytheon Company on July 30, 2010, shall be treated by the Company as a de facto resignation from all such director and officer positions.

2. Severance Payment: Subject to the terms and conditions of this Separation Agreement, commencing on July 31, 2010, you will receive bi-weekly severance payments for a period of two (2) years equivalent to your current base salary, subject to normal statutory tax withholding. The total potential value of payments payable pursuant to this paragraph is $986,044.

3. Results Based Incentive (RBI) Bonus: Pro-Rated 2010: Subject to the terms and conditions of this Separation Agreement, you will receive a pro-rated RBI Bonus for 2010 based on your current RBI target percentage and number of days worked as an employee in 2010. The pro-rated bonus will be payable at the time in 2011 when RBI bonuses are paid to employees. This pro-rated RBI for 2010 will be $287,596, subject to normal statutory tax withholding.

4. RBI Severance Payments: In addition to the pro-rated RBI bonus set forth in Paragraph 3, subject to the terms and conditions of this Separation Agreement, you will receive an RBI bonus payment equal to your current target RBI percentage rate times your salary as of your Separation Date, payable at the time RBI bonuses are normally paid in 2012 for 2011 ($493,022) and in 2013 for 2012 ($493,022), subject to normal statutory tax withholding.

5. Fringe Benefits and Perquisites: During the severance payment period set forth in Paragraph 2 above, you and any eligible dependents may continue to participate in Company sponsored medical, vision, and dental plans at the cost allocated to Raytheon employees. At the end of the severance payment period, you will be eligible for access to the Company’s retiree medical plan subject to the terms, conditions, and costs of the plan in effect at the date of transition. Your participation in any other Company-sponsored plans, including accidental death and dismemberment, short-term disability, long-term disability, and dependent care reimbursements shall cease as of your Separation Date, except that your coverage under your Basic Life Insurance plans shall cease thirty-one (31) days after your Separation Date. Your coverage under Company Owned Life Insurance plans shall continue into your retirement on the stepped-down reduction basis of coverage in accord with the terms and conditions of such Company owned policies. You shall not receive any other Company-sponsored benefits or perquisites after your Separation Date. All Company provided electronics equipment and any other Company provided support service equipment shall be returned to the Company by your Separation Date.

6. Paid Time Off: You will be paid for 86 hours of accrued but unused Paid Time Off for 2010 to be paid within twenty (20) days of your Separation Date.

7. Stock Options and Restricted Shares: Treatment of any Raytheon Company stock options which you may hold will be governed according to the retirement provisions of the Plans under which they were granted and the Grant Agreements. Your last day worked for purposes of vesting of any stock options shall be your Separation Date. Any restricted shares of Raytheon stock previously awarded to you whose restrictions have not lapsed as of your Separation Date will be forfeited as of your Separation Date.

8. Long Term Performance Plan (LTTP): As a retiree of the Company, the value of the restricted stock units awarded to you pursuant to the Company’s LTTP will be payable to you pursuant to the terms of each Plan at the time when the final performance year of each plan has been completed, at such time as all Plan participants are paid, and in accord with the Company’s performance under each Plan as determined by the Company and its Board of Directors. Any value you may receive for restricted stock units awarded to you pursuant to the Company’s LTTP shall be pro-rated as follows, and shall be subject to normal statutory tax withholding:

–    2008-2010 Plan: 31 out of 36 months or 86.1% of award value

–    2009-2011 Plan: 19 out of 36 months or 52.8% of award value

–    2010-2012 Plan: 7 out of 36 months or 19.4% of award value

9. General Release: You agree to execute the General Release attached hereto.

10. Pension Benefits: Any pension benefits payable to you as a result of your employment by Raytheon Company shall be based on the terms and conditions of the retirement plans in which you have participated during your employment and shall be subject to applicable law and normal tax withholding.

11. Legal Proceedings: You agree that with respect to any existing or future legal or administrative proceedings or asserted claims relating to events which occurred during your employment with Raytheon in which Raytheon has an interest or is a party, and as to which in the Company’s view you might have personal knowledge, otherwise have relevant information, or may be of assistance, you will cooperate reasonably with Raytheon in the prosecution or defense of any such matters, including without limitation the execution of truthful affidavits or other documents providing information requested by Raytheon. Raytheon shall reimburse you for reasonable travel expenses and will provide Company legal counsel to you if necessary; if your personal legal interests in any such matter are clearly adverse to those of the Company, you may exercise your indemnification rights with respect to such matters.

12. Security Clearance: In the course of your employment with Raytheon, you may have come into possession of or gained exposure to classified matters. The Company reminds you of your continuing obligation to protect such information and that the disclosure of any such information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency, at the request of an authorized Company agent, or in compliance with legal process.

13. Confidential and Proprietary Information: Without in any way limiting your general legal obligation to maintain the confidentiality of Raytheon Company confidential and proprietary information, as a condition of receiving any of the benefits and payments provided by this Separation Agreement, you agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential, and not to disclose any such confidential or proprietary information to any other person except to the extent that disclosure is required by law, court order, or governmental inquiry. For purposes of this Paragraph, confidential and proprietary information includes, but is not limited to, any non-public trade secret or commercially sensitive or valuable information concerning the business affairs, customers, technologies, and personnel of Raytheon Company and any of its affiliated entities, and includes among other information:

¡	information that is related to any programs or procurements in which you have been involved or about which you have obtained information during your employment at Raytheon;
¡	information concerning Raytheon’s customers, clients, or prospects, and their products, processes and policies;
¡	information concerning the management, policies, strategies, and finances of Raytheon; and
¡	information regarding the officers and employees of Raytheon.

You hereby represent, warrant, and agree that you have returned to Raytheon all Company confidential and proprietary information and property, whether located in files, memoranda, documents, or on computers, laptops, blackberries, removable media or other portable storage devices, and that you have not and will not misappropriate, upload or download, transfer to any third party, or otherwise share or distribute Company confidential or proprietary data. You may retain your rolodex and a copy of your electronic address book to the extent they only contain contact information.

14. Non-Competition and Non-Solicitation: You agree that during the twenty-four (24) month period during which you receive severance payments beginning July 31,2010, you will not, whether directly or indirectly, on your own account or jointly with another person, unless mutually agreed in writing by you and Raytheon:

(1)	carry on or be engaged in any business activity as an employee, consultant or director of any of the following entities or their subsidiaries or affiliates: BAE, Boeing, General Dynamics, EADS, Harris, Honeywell, L-3, Lockheed Martin, MBDA, Northrop Grumman, Rockwell Collins, SAIC, Thales, United Technologies; or
(2)	either for your own account or for any other person or entity, solicit or attempt to solicit or entice into an employment or business relationship any employee of Raytheon or any of its affiliate companies.

You acknowledge that the undertakings in this Paragraph 14 are reasonable and necessary for the protection of the goodwill and legitimate business interests of Raytheon. You further acknowledge that the legal remedy of damages for breach of this Separation Agreement would be inadequate and that temporary and permanent relief by way of injunction may be granted in any proceeding which Raytheon may bring to enforce any of the provisions of this Paragraph without necessity of proof of actual damages suffered by Raytheon. In satisfaction of any breach of this Paragraph 14, Raytheon may discontinue any further payments to you of any benefits and monies provided pursuant to this Separation Agreement.

15. Non-Disparagement and Representations: You agree not to disparage Raytheon, its officers, directors, and employees, and Raytheon agrees that its officers and directors will not disparage you. Nothing in this Separation Agreement shall prohibit you or Raytheon or its officers, directors or employees from complying with any valid subpoena or court order or from responding truthfully to a governmental inquiry or investigation. Decisions by Raytheon and its officers, directors, and employees in restructuring Raytheon’s organizations or making personnel decisions shall not be deemed disparaging of you. In particular, you agree that you will not, without the prior written consent of Raytheon:

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make any third party or media statements, including any statements on the Internet or any other electronic media, or cause any such statements to be made, regarding Raytheon’s business or customers or officers and employees, or the circumstances leading to the cessation of your employment with the Company;

¡	represent yourself as continuing to be connected with or related to the business of Raytheon or to Raytheon after the cessation of your employment on July 30, 2010;
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engage in any conduct or make any third party or media statements, including any statements on the Internet or any other electronic media, or cause any such statements to be made, which are disparaging of the reputation or good name of Raytheon or any of its officers, directors or employees.

16. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied fully with all Raytheon policies related to ethics and compliance, and that you have disclosed to Raytheon all matters of which you are aware which are required to be disclosed by such policies, including any allegations regarding the possible violation of any of Raytheon’s ethical standards, compliance obligations or legal obligations. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you in writing to a responsible officer of the Company, you have no information which you believe could be the basis for any violation of Raytheon ethics standards, policies or legal obligations or the basis of any ethical complaint against the Company or any of its officers and employees.

17. Insider Information: In the course of your employment with Raytheon, you have been treated as an “insider” for securities law purposes. Please review your obligations regarding your treatment of insider information, and remember that any financial plan, program, estimate, financial performance data or matter not readily available to the general public shall be maintained in strict confidence and may not be disclosed or discussed publicly. Remember that you remain subject to Raytheon’s securities trading policies and practices for a period of ninety (90) days following your Separation Date.

18. Confidentiality of this Separation Agreement: You and Raytheon mutually agree to keep the terms and conditions of this Separation Agreement confidential and not to disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, potential employers to the extent relevant, or to comply with any law or requirement of any regulatory body.

19. Governing Law and Arbitration: This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of Massachusetts. Any dispute arising under the Separation Agreement, except as noted in Paragraph 14, shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association before a single arbitrator in a Massachusetts venue to be determined by mutual agreement. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the Arbitrator in any court having proper jurisdiction. Each party shall be responsible for its own fees and arbitration costs, and the parties shall share equally the fees of the arbitrator.

20. Severability of Provisions: The provisions of this Separation Agreement are severable. If any one or more of the provisions contained herein, or the application thereof in any circumstances, are held illegal, invalid, or unenforceable in any respect and for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions hereof shall not be affected or impaired in any way, it being intended that all of the parties’ rights and privileges arising hereunder shall be enforceable to the fullest extent permitted by law.

You understand that, if you materially breach any provision of this Separation Agreement, Raytheon has the right to discontinue any further payment of benefits and monies payable pursuant to this Separation Agreement and that such breach can be the predicate for repayment by you of any benefits and monies already paid pursuant to this Agreement. You also understand that, if you elect to revoke the General Release attached hereto within seven (7) days after its execution, the Separation Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Separation Agreement had not been signed by the parties and as if the General Release had never been signed by you. You agree, in the event of revocation of the General Release, to return immediately any consideration received in support of said Release.

This Separation Agreement shall be binding upon and inure to the benefit of you and Raytheon Company and each party’s respective successors and assigns.

This Separation Agreement sets forth the entire agreement and the understandings of the parties, and it supersedes all previous discussions, commitments or agreements, including, but not limited to, the terms of the Raytheon Company Change in Control Severance Agreement as amended on January 1, 2010. This Agreement shall not limit any rights you may have with respect to indemnification and Directors’ and Officers’ liability insurance coverage in accord with the terms and conditions of the Company’s Directors’ and Officers’ liability insurance coverage, your indemnification agreement with the Company, and the Company’s Charter and By-Laws. This Agreement may not be modified, changed or discharged, in whole or in part, except by written agreement signed by the Senior Vice President, Human Resources on behalf of the Company. No payments authorized by this Agreement shall be made until the effective date of this Agreement and all periods of time for revocation shall have expired.

If you have any questions about this Separation Agreement, please contact me. All questions or comments regarding this Separation Agreement should be directed to me.

Sincerely,

/s/ Keith J. Peden

Keith J. Peden

Senior Vice President, Human Resources

ACCEPTED:

/s/ Daniel L. Smith

Daniel L. Smith                                                                                  Date: August 3, 2010

Attachments